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                                                                    Exhibit 15.1

Deloitte & Touche LLP
333 Clay Street,
Suite 2300
Houston, Texas 77002

August 8, 2005

Sterling Chemicals, Inc.
333 Clay Street, Suite 3600
Houston, Texas 77002

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Sterling Chemicals, Inc. and subsidiaries (the "Company") for the three and six-month periods ended June 30, 2005 and 2004, as indicated in our report dated August 8, 2005; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, is incorporated by reference in the Company's Registration Statement No. 333-105794 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

Houston, Texas